Exhibit 10.1

MUTUAL GENERAL RELEASE AND
SETTLEMENT AGREEMENT

This Mutual General Release and Settlement Agreement (“Agreement”) is entered into and executed this __3rd___ day of August, 2012 by and among National Security Group, Inc. (“NSG”), the Bagley Family Revocable Trust (the “Bagley Trust”) and Mobile Attic, Inc. (“Mobile Attic”) (individually, a “Party” and collectively, “the Parties”).
WHEREAS, on or about January 9, 2009, the Bagley Trust, Mobile Attic and others filed suit in that matter styled as Mobile Attic, Inc.; et al. v. Peter L. Cash; et al., Case No. 1:09-cv-00024-MHT, in the United States District Court for the Middle District of Alabama (the “Lawsuit”);
WHEREAS, on August 17, 2009, NSG intervened in the Lawsuit and filed a Complaint in Intervention, which was amended on August 13, 2010, asserting claims against, inter alia, the Bagley Trust and Mobile Attic;
WHEREAS, on September 8, 2009, the Bagley Trust filed a counterclaim, which was amended on August 23, 2010, asserting claims against NSG seeking recovery of the Bagley Trust's losses incurred in its investment in Mobile Attic; and
WHEREAS, the Parties desire to settle all claims between them.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties expressly agree as follows:
1.Consideration. As set forth in the Promissory Note attached hereto as “Exhibit A” (the “Promissory Note”), the terms of which are adopted and incorporated herein, NSG promises to pay to the Bagley Trust the principal sum of Thirteen Million and No/100 Dollars ($13,000,000.00), payable according to the terms set forth in the Promissory Note. NSG and the Bagley Trust acknowledge, understand and agree that the Promissory Note is material and necessary to the execution of this Agreement and that an Event of Default (as defined in the Promissory Note) shall constitute a breach by NSG of this Agreement. Furthermore, nothing in this Agreement shall be construed as a waiver or release of the Bagley Trust's or NSG's rights, obligations and/or duties under the Promissory Note.
2.Notices. All notices made under this Agreement to the Bagley Trust shall be delivered to the Bagley Family Revocable Trust, #5 Stephens Court, Trophy Club, Texas 76262, unless and until the Bagley Trust designates in writing an alternative address for notices, with a copy to Mark Bagley, 348 Dogwood Trail, Coppell, Texas 75019. All notices to NSG shall be delivered to 661 East Davis Street, Elba, Alabama 36323.
3.Additional Covenants.
(a)Executive Compensation. Until NSG has satisfied all of its Obligations (as defined in the Promissory Note) under the Promissory Note, NSG shall not increase the Total Compensation paid to its Officers at a rate in excess of 5% per annum. For purposes of this Section 3, the term “Officer” shall have the meaning ascribed to such term in SEC Rule 16a‑1(f) and the term “Total Compensation” shall be calculated as follows. The “Total Compensation” of an Officer shall include all of the components of compensation paid to or earned by the Officer in a calendar year that would be required to be disclosed for an executive officer in the “Total Compensation” column of the Summary Compensation Table pursuant to Item 402(c)(2)(x) of SEC Regulation S-K or Item 402(n)(2)(x) of SEC Regulation S-K, as applicable (or any successor rule thereto), after deducting the following amounts: (i) annual bonus or incentive compensation paid to an executive for the calendar year in accordance with the bonus plan disclosed in NSG's proxy statement for the annual meeting held on May 18, 2012; (ii) any incentive compensation that is payable in shares of NSG's common stock; and (iii) “changes in pension value and non-qualified deferred compensation earnings” described in Item 402(c)(2)(viii) of SEC Regulation S-K. In the event NSG shall elect a new Officer in any calendar year, the annualized amount of the Total Compensation payable to the new Officer shall be added to the current calendar year and the comparable calendar year when calculating this limitation.
(b)Non-contravention. As a material inducement for the Bagley Trust and Mobile Attic to enter into this Agreement, except as expressly permitted by the terms of this Agreement, NSG promises and agrees that, neither NSG nor any of its subsidiaries or other affiliates (either alone or in concert with any other person or entity) shall take any action, or shall enter into, agree to, authorize, permit, structure, or engage in any transaction or course of action (including without limitation any dissolution, liquidation, winding up, dividend, distribution, reorganization, recapitalization, spin-off, merger, consolidation, Change of Control (as defined in the Promissory Note), sale of assets, securities repurchase, reverse stock split, reclassification, or transaction similar to any of the foregoing in nature or result), with the effect of directly or indirectly (i) terminating, circumventing or voiding any of NSG's obligations under this Agreement or the Promissory Note in part or in whole, or (ii) violating any of NSG's covenants or agreements in the Promissory Note, including without limitation, in each case, the timely payment of all amounts due to the Bagley Trust under the Promissory Note. The foregoing sentence is meant to be broadly applied and interpreted to the benefit of the Bagley Trust.
(c)Additional Indebtedness. Until NSG has satisfied all of its Obligations (as defined in the Promissory Note) under the Promissory Note, NSG shall not incur any indebtedness ranking senior or pari passu in any respect to the Obligations of NSG under the Promissory Note that exceeds in aggregate principal amount the greater of either (A) $6.5 million or (B) such amount as, when added to the then outstanding principal amount of, and accrued but unpaid interest under, the Promissory Note, will equal $13.0 million. For purposes of this covenant, the interest rate swap agreements executed by NSG in connection with the Debentures (as defined in the Promissory Note) shall not be deemed to be senior or pari passu to the Obligations of NSG under the Promissory Note..
(d)Dividends, Payments. Until NSG has satisfied all of its Obligations (as defined in the Promissory Note) under the Promissory Note, NSG shall use its best efforts, subject to applicable regulatory requirements, to cause its subsidiaries to pay cash dividends or make other cash payments to NSG in at least an amount sufficient to allow NSG to timely comply with its payment obligations under the Promissory Note.
(e)Non-Disparagement. After the date hereof, neither NSG nor any of its Officers, directors or shareholders will disparage the Bagley Trust or any of its grantors, trustees or beneficiaries in any public statement (whether written or oral) or disclosure.
(f)Notice of SEC filings. After the date hereof, NSG will use its best efforts to provide prompt notice to Bagley Trust of all reports and filings that it makes with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act. Notice under this provision may be made by email to James W. Bagley and Mark Bagley at the email addresses separately provided to NSG.
4.Mutual General Release. Each Party, for and on behalf of itself and its current and former officers, directors, employees, subsidiaries, parent and sister corporations, predecessors, successors, agents, assigns, affiliates, trustees, servants, attorneys, personal representatives, executors, administrators, insurers, reinsurers, subrogees, and all those in whose right the foregoing might have claimed, does hereby irrevocably, unconditionally, fully, finally, and forever release, remise and discharge every other Party and all of its current and former officers, directors, employees, subsidiaries, parent and sister corporations, predecessors, successors, agents, assigns, affiliates, trustees, servants, attorneys, personal representatives, executors, administrators, insurers, reinsurers, subrogees, and all those in whose right the foregoing might have claimed, of and from any and all rights, claims, demands, suits, actions, causes of action, obligations, damages, costs, losses, interest, expenses and liabilities of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, known or unknown, suspected or unsuspected, reasonably discoverable or not, present, fixed or contingent, whether accrued or unaccrued, arising out of anything that shall have occurred, or based upon any action, omission or event, that each Party, from the beginning of time to the date hereof, ever had, now has or could have had against any other Party; provided, however, nothing in this paragraph shall be deemed to release any claim relating to or otherwise seeking enforcement of the terms of this Agreement. Further, notwithstanding the foregoing, each Party shall retain whatever rights and claims it has or may have against Peter L. Cash or under any insurance policy covering such released claims.
5.Dismissal of the Lawsuit. Upon execution of this Agreement, the Parties agree to file all such documents as may be necessary to effectuate the dismissal, with prejudice, of all claims currently pending in the Lawsuit, with each party to bear its own costs. The Parties agree that no appeals shall be taken from the dismissal of any claims in the Lawsuit.
6.Entire Agreement. This Agreement, together with the Promissory Note, contains the entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties. It contains the entire agreement and understanding between the Parties relating to the subject matter contained herein, superseding any prior oral or written agreements pertaining to said subject matter. No other promises, representations or other inducements have been made to any Party in exchange for this Agreement.
7.Modification. No provision of this Agreement may be waived, altered, amended, or modified in any respect or particular whatsoever except by written agreement duly executed by each of the parties to this Agreement.
8.Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of each of the Parties and their respective heirs, executors, administrators, agents, representatives, successors, and assigns.
9.No Admissions. The Parties agree that neither this Agreement, nor any action taken by the Parties, either previously or in connection with the compromise reflected in this Agreement, shall be deemed or construed to be an admission of the truth or falsity of any matter pertaining to the Lawsuit or any claim, demand, or cause of action referred to herein or relating to the subject matter of this Agreement, or evidence of any violation of any statute or law or of any liability or wrongdoing by any Party, or any acknowledgment by them of any fault or liability to any Party hereto or to any other person or entity.
10.Jointly Drafted. This Agreement has been jointly drafted and negotiated by and between the parties through their attorneys. No entity or counsel to any party or entity shall be deemed to have drafted, prepared, or otherwise written this Agreement, and the Agreement shall not be construed in favor of or against any party hereto.
11.Governing Law. This Agreement shall be construed, interpreted and enforced according to the laws of the State of Alabama, without regard to Alabama's conflict of laws principles.
12.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
14.Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
15.Headings. The headings of this Agreement are for convenience or reference only, and shall not limit, expand, modify, or otherwise affect the meaning hereof.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
IN WITNESS WHEREOF, the Parties, by their duly authorized officers and agents, have executed this Agreement as of the date first written above.

BAGLEY FAMILY REVOCABLE TRUST

By:	/s/ James W. Bagley
Its:	Trustee

STATE OF CALIFORNIA    )

ALAMEDA COUNTY    )

Before me, the undersigned authority, a notary public, in and for said County and said State, personally appeared James W. Bagley, Authorized Representative for and on behalf of The Bagley Family Revocable Trust, who after first being duly sworn does say that being informed and aware of the contents of the foregoing Agreement he has executed it on the day that appears on the Agreement.

SWORN TO and subscribed to before me this 06 day of August, 2012.

/s/ Susan K. Hickman
Notary Public
My Commission Expires:	2/28/2014

IN WITNESS WHEREOF, the Parties, by their duly authorized officers and agents, have executed this Agreement as of the date first written above.

MOBILE ATTIC, INC.

By:	/s/ James W. Bagley
Its:	President

STATE OF CALIFORNIA    )

ALAMEDA COUNTY    )

Before me, the undersigned authority, a notary public, in and for said County and said State, personally appeared James W. Bagley, Authorized Representative for and on behalf of Mobile Attic, Inc., who after first being duly sworn does say that being informed and aware of the contents of the foregoing Agreement he has executed it on the day that appears on the Agreement.

SWORN TO and subscribed to before me this 06 day of August, 2012.

/s/ Susan K. Hickman
Notary Public
My Commission Expires:	2/28/2014

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NATIONAL SECURITY GROUP, INC.

By:	/s/ W. L. Brunson, Jr.
Its:	President

STATE OF ALABAMA

COUNTY OF COFFEE

Before me, the undersigned authority, a notary public, in and for said County and said State, personally appeared William L. Brunson, Authorized Representative for and on behalf of National Security Group, Inc., who after first being duly sworn does say that being informed and aware of the contents of the foregoing Agreement he has executed it on the day that appears on the Agreement.

SWORN TO and subscribed to before me this 3 day of August, 2012.

/s/ Ann Holley
Notary Public
My Commission Expires:	7/26/16